Exhibit (a)(1)(O)

FOR IMMEDIATE RELEASE
CONTACTS:
Coach
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618/AResnick@coach.com
Christina Colone
Senior Director, Investor Relations
212/946-7252/CColone@coach.com

COACH, INC. SUCCESSFULLY COMPLETES TENDER OFFER
TO ACQUIRE KATE SPADE & COMPANY

New York – July 10, 2017 – Coach, Inc. (NYSE: COH, SEHK: 6388), a leading New York design house of modern luxury accessories and lifestyle brands, today announced that its wholly owned subsidiary has successfully completed its previously announced tender offer for all of the outstanding shares of common stock, par value $1.00 per share, of Kate Spade & Company (NYSE: KATE), at a price of $18.50 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes.

The tender offer expired at 5:00 p.m. EDT on July 10, 2017.  Broadridge Corporate Issuer Solutions, Inc., the depositary for the tender offer, has advised Coach, Inc. that, as of the tender offer expiration, an aggregate of 96,384,196 Kate Spade & Company shares were validly tendered pursuant to the tender offer, representing approximately 75% of the Kate Spade & Company shares then outstanding.

The parties expect to complete the acquisition of all remaining outstanding shares of Kate Spade & Company on Tuesday, July 11, 2017, pursuant to a merger of Coach, Inc.’s wholly owned subsidiary into Kate Spade & Company. Following the merger Kate Spade & Company will be a wholly owned subsidiary of Coach, Inc. and its shares will be delisted from the New York Stock Exchange.

About Coach, Inc.

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands.  The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com.  In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Coach, Inc. and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the parties are unable to successfully implement integration strategies; and other risks that are described in Coach, Inc.’s latest Annual Report on Form 10-K and its other filings with the SEC.

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